EXHIBIT 99.1
News Release

Contacts:
Media - Barry L. Racey, Director, Government and Public Relations (513) 425-2749
Investors - Roger K. Newport, Sr. Vice President, Finance and Chief Financial Officer (513) 425-5270

USW Members Ratify Labor Agreement For AK Steel’s Ashland Works

West Chester, OH, December 12, 2014 - AK Steel (NYSE: AKS) said today that members of United Steelworkers (USW) Local 1865 have ratified a new 42-month labor agreement covering more than 800 hourly production and maintenance employees at the company’s Ashland, Kentucky Works. The new agreement will take effect following expiration of the existing contract on March 1, 2015.
“We are pleased that members of Local 1865 have ratified a new labor agreement at our Ashland Works well ahead of the expiration date,” said James L. Wainscott, Chairman, President and CEO of AK Steel. “This early agreement continues to provide a competitive contract for AK Steel and our Ashland Works employees.”
The new agreement will expire on September 1, 2018.

AK Steel
AK Steel is a world leader in the production of flat-rolled carbon, stainless and electrical steel products, primarily for automotive, infrastructure and manufacturing, construction and electrical power generation and distribution markets. Headquartered in West Chester, Ohio (Greater Cincinnati), the company employs approximately 8,000 men and women at eight steel plants, two coke plants and two tube manufacturing plants across six states: Indiana, Kentucky, Michigan, Ohio, Pennsylvania and West Virginia. The company also has interests in iron ore through its Magnetation LLC joint venture and in metallurgical coal through its AK Coal Resources, Inc. subsidiary. Additional information about AK Steel is available at www.aksteel.com.
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